EXHIBIT 99.1

Joel Hatlen	Darrow Associates, Inc.
Chief Operating and Financial Officer	Jordan Darrow
Data I/O Corporation 6645 185th Ave. NE, Suite 100	(512) 551-9296 jdarrow@darrowir.com
Redmond, WA 98052
(425) 881-6444

Data I/O Reports Fourth Quarter 2017 Results

Revenue Grows for Fifth Consecutive Year, with Net Sales Up 26% in 4Q17;
Fourth Quarter Net Income up 103% (33% Before Tax Benefit);
First Order for UFS programming from automotive customer

Redmond, WA, Thursday – February 22, 2018 -- Data I/O Corporation (NASDAQ: DAIO), a leading global provider of advanced data programming and security provisioning solutions for flash-memory, flash based microcontrollers and Secure Elements, today announced financial results for the fourth quarter and year ended December 31, 2017.

Fourth Quarter 2017 Highlights (on year-over-year basis unless noted)

•	Net sales of $8.1 million, an 11-year high for the fourth quarter, up 26% from $6.4 million in 4Q16
•	Total bookings of $7.6 million, a 11-year high for the fourth quarter
•	Gross margin as a percentage of sales of 58.5%, up from 56.3% in 4Q16
•	Net income of $1.5 million or $0.18 diluted earnings per share (includes $531,000 benefit from tax reform), up from $755,000 or $0.09 diluted earnings per share in 4Q16
•	Cash and securities of $18.5 million at end of 4Q17 reaches 7-year high
•	Continued automotive electronics traction
o	Automotive orders grew 46% for the year
o	Demonstrated Universal Flash Storage (UFS) solution on the PSV7000/LumenX platform and won first customer order
o	Received ISO9001-2015 certification for US and China Manufacturing locations
•	Momentum for SentriX™ Security Provisioning Platform
o	First revenue recorded
o	Received 2017 Productronica Global Technology Award in the category of Programming

Management Comments
"2017 was the best year in a generation for Data I/O and I congratulate our global team for their hard work and operational excellence," said Anthony Ambrose, President and CEO of Data I/O

Corporation.  "Our solid execution in the fourth quarter and full year in engineering, customer support, and operations extends our worldwide leadership position in device programming and security provisioning technology.

"The Company's results reflect the share we have gained in the automotive electronics market and traction with major programming center customers around the world.  54% of our orders for the year came from OEMs in the automotive sector and 24% came from programming center customers.

"In the third quarter, we celebrated the first deployment of our SentriX Security Provisioning System which we developed to enable the democratization of security for the consumer, industrial, factory floor and Internet-of-Things (IoT) markets.  Our SentriX solution enables OEMs to embed hardware roots-of-trust during the programming process and secure their connected devices from design through manufacturing and beyond.   In the fourth quarter, we recorded the first revenues on the SentriX platform.

"Leveraging the success we have had within the automotive electronics sector, we have been developing high volume programming technology that enables the transition to Universal Flash Storage (UFS) from eMMC Flash Memory.  The movement to UFS is being influenced by major automotive and semiconductor manufacturers, as programmable content per vehicle sharply increases to support infotainment systems, navigation, and other features in connected and autonomous cars.  We demonstrated our UFS programming capability in the fourth quarter and earned our first customer orders.

"Investors and customers will have an opportunity to see Data I/O's latest products at two upcoming trade shows from February 27-March 1:  IPC APEX Expo in San Diego, California at booth 2615 to showcase the PSV7000 with LumenX technology and ConneX smart programming software, and Embedded World in Nuremberg, Germany in Hall 3A, Booth 522 to demonstrate the Company's SentriX Security Provisioning Solution."

Financial Results

Net sales in the fourth quarter of 2017 were $8.1 million, compared with $6.4 million in the fourth quarter of 2016.  The year-over-year increase in sales was primarily a result of strong bookings in prior quarters in 2017, particularly for automotive electronics equipment to end customers and programming centers, partially offset by a decline in the wireless sector.  Net sales for all of 2017 were $34.1 million, up from $23.4 million in 2016.

For the 2017 fourth quarter, gross margin as a percentage of sales was 58.5%, compared to 56.3% in the fourth quarter of 2016.  For all of 2017, gross margin was 58.9%, compared to 55.0% last year.  The improvement in gross margin as a percentage of sales compared to earlier periods was primarily due to higher order volume, favorable channel and product mix, and improved factory utilization.

Net income in the fourth quarter of 2017 was $1.5 million, or $0.18 per diluted share, compared with net income of $755,000, or $0.09 per diluted share, in the fourth quarter of 2016.  Included in fourth quarter 2017 net income is a $531,000 net benefit from recent tax reform.  Included in non-operating income for the fourth quarter of 2016 is $140,000 for gain on sales of non-core internet domain assets.  For the year, net income in 2017 was $5.4 million, or $0.65 per diluted share, compared to $1.7 million, or $0.20 per diluted share in 2016.  Gains on sales of non-core internet domain assets contributed non-operating income of $366,000 in 2017 and $140,000 in 2016.

As a result of the Tax Cuts and Jobs Act of 2017, we recorded the impact as a $531,000 net benefit in the fourth quarter of 2017.  This was made up of $67,000 of additional tax relating to the "deemed repatriation" of previously deferred foreign subsidiary "post 1986 Earnings & Profits", and recognizing a tax benefit of $598,000 related to refundable "Alternative Minimum Tax Credits" in carryforward.  We have approximately $13 million of U.S. Net Operating Losses in carryforward at December 31, 2017.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") was $1.2 million in the fourth quarter of 2017, compared to $962,000 in the fourth quarter of 2016.  Adjusted EBITDA, excluding equity compensation, was $1.4 million in the fourth quarter of 2017, compared to $1.1 million in the fourth quarter of 2016.  Year-to-date, EBITDA was $6.0 million, compared to $2.3 million for the same period last year, while Adjusted EBITDA, excluding equity compensation, was $6.7 million in 2017 compared to $2.8 million in 2016.

Bookings in the fourth quarter of 2017 reached the highest level for the period in 11 years at $7.6 million, compared to $7.4 million in the fourth quarter of 2016.  Bookings for all of 2017 were $34.3 million, a 17 year high, compared to bookings of $26.9 million in 2016.  Backlog at December 31, 2017 was $4.0 million, compared to $4.6 million at September 30, 2017, and $3.2 million at December 31, 2016.

Data I/O's financial condition remains strong with an increase in its cash position to $18.5 million at December 31, 2017, from $15.2 million at September 30, 2017, and $11.6 million at December 31, 2016.  Working capital of $19.5 million at December 31, 2017, increased from $18.4 million at September 30, 2017, and $14.6 million at December 31, 2016.  The Company continues to have no debt.

Conference Call Information

A conference call discussing the fourth quarter ended December 31, 2017, financial results, and 2018 market outlook will follow this release today at 2 p.m. Pacific time/5 p.m. Eastern Time.  To listen to the conference call, please dial (612) 234-9959, passcode: DAIO.  A replay will be made available approximately one hour after the conclusion of the call.  To access the replay, please dial (320) 365-3844, access code: 444325.  The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation
Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, industrial/Internet-of-Things and consumer electronics markets and their programming center and contract manufacturing partners. Today, our customers manufacture hundreds of millions of products each year using Data I/O programming solutions to reliably, securely, and cost-effectively deliver their Intellectual Property into programmable devices. Our expertise in programmable integrated circuits, global supply chain processes, factory integration and IP management and protection helps bring innovative new products to life. These solutions are backed by a global network of Data I/O support and service providers, ensuring success for our customers.

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Learn more at dataio.com

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, estimated tax reform impact, orders, deliveries, backlog and financial positions, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA excluding equity compensation, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company's results and facilitate the comparison of results.

- tables follow -

DATA I/O CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Net Sales	$8,096	$6,411	$34,051	$23,413
Cost of goods sold	3,363	2,802	13,992	10,545
Gross margin	4,733	3,609	20,059	12,868
Operating expenses:
Research and development	1,766	1,410	6,896	5,065
Selling, general and administrative	1,816	1,610	8,116	6,376
Total operating expenses	3,582	3,020	15,012	11,441
Operating income	1,151	589	5,047	1,427
Non-operating income (expense):
Interest income	10	10	29	44
Gain on sale of assets	3	140	366	140
Foreign currency transaction gain (loss)	(123)	40	(281)	81
Total non-operating income (expense)	(110)	190	114	265
Income before income taxes	1,041	779	5,161	1,692
Income tax (expense) benefit	495	(24)	288	(36)
Net income	$1,536	$755	$5,449	$1,656

Basic earnings per share	$0.19	$0.09	$0.67	$0.21
Diluted earnings per share	$0.18	$0.09	$0.65	$0.20
Weighted-average basic shares	8,260	8,006	8,149	7,968
Weighted-average diluted shares	8,542	8,279	8,436	8,132

DATA I/O CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(UNAUDITED)

	December 31, 2017	December 31, 2016

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,541	$11,571
Trade accounts receivable, net of allowance for doubtful accounts of $73 and $96, respectively	3,769	4,725
Inventories	4,168	4,059
Other current assets	708	483
TOTAL CURRENT ASSETS	27,186	20,838

Property, plant and equipment – net	2,458	1,875
Income tax receivable	598	-
Other assets	45	63
TOTAL ASSETS	$30,287	$22,776

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,301	$1,428
Accrued compensation	3,536	2,208
Deferred revenue	1,787	1,926
Other accrued liabilities	858	667
Income taxes payable	218	36
TOTAL CURRENT LIABILITIES	7,700	6,265

Long-term other payables	527	479

COMMITMENTS	-	-

STOCKHOLDERS' EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including 200,000 shares of Series A Junior Participating Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares Issued and outstanding, 8,276,813 shares as of December 31, 2017 and 8,015,746 shares as of December 31, 2016	18,989	19,204
Accumulated earnings (deficit)	2,089	(3,360)
Accumulated other comprehensive income	982	188
TOTAL STOCKHOLDERS' EQUITY	22,060	16,032
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$30,287	$22,776

DATA I/O CORPORATION
NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
(in thousands)
Net Income	$1,536	$755	$5,449	$1,656
Interest (income)	(10)	(10)	(29)	(44)
Taxes	(495)	24	(288)	36
Depreciation and amortization	188	193	822	602
EBITDA earnings	$1,219	$962	$5,954	$2,250

Equity compensation	174	111	714	520
Adjusted EBITDA earnings, excluding equity compensation	$1,393	$1,073	$6,668	$2,770